Exhibit 10.2

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this "Agreement"), is made and entered into as of the third day of December, 2004, by and between LOWE'S COMPANIES, INC. a North Carolina corporation (the "Company"), and ROBERT L. TILLMAN (the "Executive").

W I T N E S S E T H:

WHEREAS,  the Executive is employed as the Chief Executive Officer and serves as the Chairman of the Board of Directors of the Company; and

WHEREAS, the Company and the Executive have negotiated and agreed on the terms of this Agreement providing for his retirement as an employee and director of the Company and for the ongoing obligations of the parties following the Executive's retirement.

NOW, THEREFORE, the parties hereby agree as follows:

1. Continued Service; Retirement. The Executive shall continue to serve as the Chief Executive Officer and as Chairman of the Board of Directors of the Company through January 28, 2005 (the "Retirement Date"), at which time his resignation as Chief Executive Officer, a director and Chairman of the Board of Directors of the Company shall be effective, and he shall retire and relinquish all positions and responsibilities with the Company and its subsidiaries and affiliates..

2. Obligations of the Company.

(a) Salary and Benefits. For his service to the Company through the Retirement Date, the Executive shall continue to receive his current regular base salary and participate in all of the Company's incentive compensation and benefit plans and programs and shall receive any and all payments and benefits earned up to and through the Retirement Date. Not in limitation of the immediately preceding sentence, the Company shall pay to the Executive the "Incentive Award" he earns under the Lowe's 2001 Incentive Plan (as such term is defined in such plan) for the 2004 fiscal year of the Company ending on the Retirement Date, based on the extent to which the performance objectives for such fiscal year are satisfied, at its normal payment time in March 2005, and the "Baseline Matching" and "Performance Matching" contributions and credits to the Executive's accounts under the Lowe's 401(k) Plan and the Lowe's Companies Benefit Restoration Plan (as such terms are defined in such plans) shall be based on the total compensation earned by the Executive for such fiscal year, including the Incentive Award paid in March 2005. All payments contemplated under this Paragraph 2(a) shall be made to the Executive on the same date such amounts are paid to then active employees of the Company, and the Executive's right to receive such amounts shall not be affected regardless of whether such payments are made before or after the Retirement Date.

(b) Health Care Coverage. The Company shall reimburse the Executive for the cost of the continued medical coverage under the Company's group medical plan the Executive and his wife are entitled to receive under Section 601 et seq. of ERISA ("COBRA") for the eighteen (18) month period following the Retirement Date. After the Executive has exhausted his COBRA coverage, the Company shall reimburse the Executive for the premium for a conversion policy issued through Blue Cross/Blue Shield for the Executive and his wife until such time that the Executive or his wife become eligible for Medicare coverage. After the Executive and his wife become eligible for Medicare, the Company shall pay the cost of a Medicare supplement policy that in combination with Medicare maintains coverage that is substantially equivalent to the coverage in effect on the Retirement Date. These benefits will continue for the benefit of the Executive's wife in event the Executive predeceases her.

(c) Outstanding Equity Compensation Awards.

(i) The award agreements for all stock options granted to the Executive prior to March 1, 2003 are amended to provide that such stock options will vest in accordance with the vesting schedule previously established and not lapse and remain exercisable until the respective expiration dates set forth in the award agreements. The parties acknowledge and agree that this modification to any stock options intended to constitute "incentive stock options" under the Internal Revenue Code is a "material modification" of the options which will cause such options to convert to non-qualified stock options for federal income tax purposes.

(ii) The award agreements for the stock options granted to the Executive on March 1, 2003 currently provide that such stock options will continue to vest in accordance with the previously established vesting schedule and remain exercisable until the expiration date set forth in such agreements.

(iii) The Executive's retirement in accordance with the terms and provisions of this Agreement shall constitute a "Board Approved Retirement" for purposes of the deferred stock units granted to the Executive on March 1, 2003 and the stock options and restricted stock granted to the Executive on March 1, 2004. Accordingly, the Executive shall become fully vested in all such awards on the Retirement Date.

(d) Other Benefits. The Executive is a participant in the benefit plans listed on Exhibit A attached hereto. This Agreement shall not change the terms of such plans or the benefits earned by or due to the Executive thereunder for services rendered to the Company through the Retirement Date. The benefits earned by or due to the Executive in accordance with the terms of such plans shall be paid or provided by the Company or such plans (as the case may be) when due, and the full payment and provision of such benefits shall discharge fully all obligations of the Company and such plans with respect to the Executive's benefits under such plans.

(e) Office Space and Secretarial Support. The Company shall reimburse the Executive for the cost of relocating his office from the Company premises and maintaining his new office from and after the Retirement Date. The Company shall also provide secretarial and administrative support to the Executive for the two (2) year period commencing on the Retirement Date.

(f) Home Purchase and Reimbursement of Relocation Expenses. The Executive may elect to cause the Company to purchase his principal residence near Mooresville, North Carolina at any time during the five (5) year period commencing on the Retirement Date. The purchase price shall be equal to the Executive's cost basis in such residence, including the cost of any improvements the Executive has made to it. The Company shall reimburse the Executive for all reasonable expenses related to moving his household from Mooresville, North Carolina to a location of his choice, irrespective of whether the Executive elects to cause the Company to purchase his residence.

(g) Continuation of Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that the Executive was a director, officer or employee of the Company or was serving at the request of the Company as director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company's articles of incorporation and bylaws and such indemnification shall continue to the Executive even though the Executive has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) days after receipt by the Company of a written request for such advance. Such request, however, must include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expenses. The Company further agrees to continue and maintain a directors' and officers' liability insurance policy covering the Executive to the same extent as the Company's directors and officers are covered until such time as suits against the Executive are no longer permitted by law.

(h) Transition Expenses. As soon as administratively feasible after the date of this Agreement, the Company shall pay the Executive the sum of $10,000 to assist with the legal, personal financial planning and other costs incurred by the Executive in connection with the negotiation of this Agreement and the planning for his retirement.

3. Obligations of the Executive.

(a) Office Relocation. Not later than the Retirement Date, the Executive will relocate his office from the Company premises. The Executive shall be entitled to remove all or any part of the property located in his office from the Company premises without reimbursement or payment to the Company.

(b) General Release. The Executive covenants and agrees that the Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, as well as each of the Company's officers, directors, employees, subsidiaries, and agents (the Company and the Company's officers, directors, employees, subsidiaries and agents being collectively referred to herein as the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of the Executive's employment with the Company or the termination of the Executive's employment with the Company (other than any claim arising out of the breach by the Company of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by the Executive against the Company in any litigation arising from summonses and complaints filed in federal, state or municipal court asserting any claim arising from any alleged violation by the Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of 1866, and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation, which the Executive now has, owns, or holds, or claims to have, own, or hold, or which the Executive had, owned, or held, or claimed to have, own or hold at any time before execution of this Agreement, against any or all of the Releasees; provided, however, that the foregoing release shall not apply to any claims which the Executive may have for the payments or provision of the benefits under this Agreement.

4. Tax Withholding and Reporting. The Company shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.

5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

6. Notices. Any notice or other communications to be given hereunder shall be deemed to have been given or delivered when delivered by hand to the individuals named below or when deposited in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, addressed to the parties as follows (or to such other address as one party shall give the other in the manner provided herein):

If to the Company, to:

Lowe's Companies, Inc.
1000 Lowe's Boulevard
Mooresville, North Carolina 28117
Attention: Secretary and General Counsel

If to the Executive, to:

Mr. Robert L. Tillman
1000 Lowe's Boulevard
Mooresville, North Carolina 28117

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the parties. This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and the Executive.

8. Right to Revoke Agreement. Following the Executive's execution and delivery of this Agreement to the Company, the Executive shall have a seven-day period in which to revoke this Agreement as provided in the Age Discrimination in Employment Act ("ADEA") (referred to as "Revocation Period"). During the Revocation Period, the Executive may exercise this right by delivering written notice of revocation to the Company at the address shown in paragraph 6 above. The Company shall not have the right to revoke this Agreement during the Revocation Period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

/s/ Robert L. Tillman

Robert L. Tillman

LOWE'S COMPANIES, INC.

By:	/s/ Robert A. Niblock
Robert A. Niblock, President

By:	/s/ Paul Fulton
Paul Fulton, Chairman Compensation and Organization Committee

Exhibit A

BENEFIT PLANS

1. Lowe's 401(k) Plan
2. Lowe's Welfare Plan
3. Lowe's Companies employee Stock Purchase Plan - Stock Options for Everyone
4. Lowe's Companies Benefit Restoration Plan
5. Lowe's Companies, Inc. Deferred Compensation Program
6. Lowe's Companies Cash Deferral Plan